Exhibit 99.1

NEWS RELEASE Contact: Robinson Hicks Phone Number: 617-969-9192 Email:globalscape@corporateink.com

Globalscape® Announces End-of-Year Personnel Changes

Staff changes add emphasis on product innovation and channel strategy

SAN ANTONIO, TX – January 2, 2014–GlobalSCAPE, Inc. (NYSE MKT: GSB), the secure information exchange company, announced today the resignations of Chris Hopen, president of TappIn, Inc., and Doug Conyers, Globalscape’s senior vice president of operations effective December 31, 2013.

Hopen joined Globalscape in 2011 as a part of an acquisition of TappIn, Inc.  He is one of the founders of TappIn and, as the senior executive, continued to lead all efforts around large deal pursuits, marketing, technical and strategic direction, and OEM strategy.

"Chris has set the stage for great things in the future for secure content mobility at Globalscape. We wish him the best in his future pursuits," said James Bindseil, president and CEO of Globalscape.

Conyers, who joined Globalscape in 2007, played a key role in Globalscape’s growth, leading the product strategy, engineering, and business systems departments.

“We wish Doug great success in his next venture, and thank him for the contributions he’s made in helping build Globalscape into the market leader for managed file transfer,” said Bindseil.

Globalscape also announced the addition of both Chris Cleary as senior director of channel sales and Gregory Hoffer as senior director of engineering for the EFT product line.

“We are very excited to welcome back Greg to Globalscape and also to welcome Chris to his new pivotal role," said Bindseil. "As one of the original architects for the EFT and CuteFTP product lines, Greg will enable even faster innovation in our flagship portfolios.  We also expect that the channel will be instrumental to our growth in 2014, and the addition of an industry renowned veteran like Chris will help to ensure this success.  These two additions to the GlobalSCAPE team continue the great momentum we have begun for future growth and technology advances,” said Bindseil.

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2012 calendar year, filed with the Securities and Exchange Commission on March 28, 2013.